Exhibit 4.16

EXECUTION VERSION

GUARANTEE AGREEMENT dated as of July 6, 2015 (this “Agreement”), among THE KRAFT HEINZ COMPANY, a corporation existing under the laws of the State of Delaware (“Parent”), as guarantor, KRAFT HEINZ FOODS COMPANY, a corporation existing under the laws of the Commonwealth of Pennsylvania (the “Company”), as guarantor, and COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing and licensed under the federal laws of Canada, as trustee (the “Trustee”).

WHEREAS Kraft Canada Inc. (the “Issuer”), Parent, the Company and the Trustee are parties to an indenture dated as of July 6, 2015 (as the same may from time to time be supplemented, amended or otherwise modified, the “Indenture”);

WHEREAS each of Parent and the Company (collectively, the “Guarantors”) wish to guarantee (each, a “Guarantee” and collectively, the “Guarantees”) the Issuer’s obligations under the Indenture and the Securities issued thereunder;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms.

Capitalized terms used but not otherwise defined herein (including in the recitals hereto) have the meanings assigned to them in the Indenture.

SECTION 2. Guarantee.

(a) Subject to the terms of this Agreement and pursuant to Section 1201 of the Indenture, each Guarantor hereby guarantees, jointly and severally, irrevocably and unconditionally, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, such series of Securities and the obligations of the Issuer under such Securities or the Indenture, that: (1) the principal, premium, if any, and interest on the Securities shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Securities, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or the Securities shall be promptly paid in full or performed, all in accordance with the terms of the Indenture or such Securities; and (2) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and the Indenture, or pursuant to Section 7 of this Agreement.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 2.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Four of the Indenture for the purposes of the Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Four of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f) Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Securities are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Securities or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Securities shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 3. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of bankruptcy law in the United States, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Agreement, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with generally accepted accounting principles in the United States.

SECTION 4. Execution and Delivery.

(a) Each Guarantor hereby agrees that its Guarantee set forth in Section 2 of this Agreement shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

(b) If an officer of either Guarantor whose signature is on this Agreement no longer holds that office at the time the Trustee authenticates a Security, the Guarantees shall be valid nevertheless.

(c) The delivery of any Security by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Guarantees set forth in this Agreement on behalf of the Guarantors.

SECTION 5. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 2 of this Agreement; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Securities shall have been paid in full.

SECTION 6. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 7. Release of Guarantees.

A Guarantor shall be released and discharged from all obligations under the Indenture and its Guarantee as set forth in Section 1202 of the Indenture.

SECTION 8. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF PARENT, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

SECTION 9. Successors.

All agreements of Parent, the Company and the Trustee in this Agreement shall bind their successors.

SECTION 10. Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE KRAFT HEINZ COMPANY,
as Guarantor

By:	/s/ Fabio Spina
Name:	Fabio Spina
Title:	Attorney-In-Fact for Paulo Basilio,Vice President, Chief Financial Officer and Secretary

KRAFT HEINZ FOODS COMPANY,
as Guarantor

By:	/s/ James Liu
Name:	James Liu
Title:	Global Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA as Trustee

By:	/s/ Patricia Wakelin
Name:	Patricia Wakelin
Title	Corporate Trust Officer

By:	/s/ Charles Cuschieri
Name:	Charles Cuschieri
Title	Associate Trust Officer